Exhibit 10.8(b)

AMENDMENT NO.1

TO THE

ATMOS ENERGY CORPORATION

ANNUAL INCENTIVE PLAN FOR MANAGEMENT

(as amended and restated February 10, 2011)

Pursuant to the authority set forth in Article 10 of the Atmos Energy Corporation Annual Incentive Plan for Management, as amended and restated effective February 10, 2011 (the “Plan”), and resolutions adopted by the Board of Directors of Atmos Energy Corporation (the “Company”) on May 3, 2011, the Plan is amended, effective as of September 30, 2011, as follows:

1. Section 6.2 of the Plan is amended, with respect to awards for fiscal years of the Company commencing on and after October 1, 2011, by striking said section and substituting in lieu thereof the following:

6.2 Form of Awards. Awards are paid in cash within ten (10) days following the meeting described in Section 6.1. In addition, if and as the Committee so permits, prior to the commencement of the Performance Period or, in the Committee’s sole discretion, at any time on or before the date that is six (6) months before the end of the Performance Period, provided that a Participant permitted to make such a voluntary election after the commencement of the Performance Period has continuously preformed services for the Company from the beginning of such Performance Period, the Participant may voluntarily elect to convert any Award paid to him in cash in 25 percent increments, in whole or part, into the following forms:

(a) Bonus Stock. The Participant may elect to convert all or a portion of the Award to Bonus Shares, with the value of the Bonus Shares (based on the Fair Market Value of such Bonus Shares as of the Date of Conversion) being equal to 105% of the amount of the Award. Such Bonus Shares shall be unrestricted and shall be granted pursuant to the Long-Term Incentive Plan within ten (10) days following the meeting described in Section 6.1.

(b) Restricted Stock Unit Awards. The Participant may elect to convert all or a portion of the Award to Company Restricted Stock Units, with the value of the Restricted Stock Units (each such Unit being equal to the Fair Market Value of a share of Common Stock as of the Date of Conversion) being equal to 120% of the amount of the Award. Such Restricted Stock Units shall provide that on the date which is three (3) years from the Date of Conversion (the “Distribution Date”), but in no event later than ten (10) days following the Distribution Date, the Participant shall receive a distribution of shares of Common Stock equal in number to the number of Restricted Stock Units determined under this paragraph (b). These Restricted Stock Units will be granted as time-lapse restricted stock units pursuant to the Long-Term Incentive Plan within ten (10) days following the meeting described in Section 6.1.

IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. 1 TO THE ATMOS ENERGY CORPORATION ANNUAL INCENTIVE PLAN FOR MANAGEMENT (AS AMENDED AND RESTATED FEBRUARY 10, 2011), to be executed in its name and on its behalf this 22nd day of August, 2012, effective as of the date provided herein.

ATMOS ENERGY CORPORATION

By: /s/ KIM R. COCKLIN

      Kim R. Cocklin

      President and Chief Executive Officer